Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
Investor Relations
(718) 709-2202
ir@jetblue.com
Corporate Communications
(718) 709-3089

CorporateCommunications@jetblue.com

JETBLUE AIRWAYS ANNOUNCES PRICING OF CONVERTIBLE

DEBENTURES OFFERING AND ENTRY INTO SHARE LENDING

AGREEMENT

NEW YORK (May 30, 2008) — JetBlue Airways Corporation (NASDAQ: JBLU) announced today the pricing of its previously announced public offering of 5.5% Convertible Debentures due 2038. The offering size was increased from $160 million to $175 million, divided into two series of debentures, each in the amount of $87.5 million. The sale of the debentures is expected to close on June 4, 2008 subject to various customary closing conditions.

The debentures of one of the series will be convertible into shares of JetBlue’s common stock at a conversion rate of 220.6288 shares per $1,000 principal amount of debentures (which is equivalent to a conversion price of approximately $4.53 per share), subject to adjustment. The debentures of the other series will be convertible into shares of JetBlue’s common stock at a conversion rate of 225.2252 shares per $1,000 principal amount of debentures (which is equivalent to a conversion price of approximately $4.44 per share), subject to adjustment. Both series of debentures will bear interest at a rate of 5.5% per annum payable on April 15 and October 15 of each year, beginning October 15, 2008. Holders of one series of the debentures may require JetBlue to repurchase all or any portion the debentures on October 15, 2013, and holders of the other series may require JetBlue to repurchase all of any portion of the debentures on October 15, 2015.

Morgan Stanley & Co. Incorporated and Merrill Lynch & Co. served as joint book-running managers for the debenture offering. JetBlue has granted the underwriters of the debentures a 30-day over-allotment option to purchase up to an additional $13.125 million principal amount of each series of debentures.

The debentures will be general senior obligations of JetBlue, secured by two escrow accounts, one for each series of debentures. JetBlue plans to use the net proceeds from the offering to deposit in each escrow account a portion of the net proceeds equal to the sum of the first six scheduled semi-annual interest payments for the respective series of debentures. JetBlue intends to use the remaining net proceeds from the offering towards repayment of up to $175 million principal amount of its 3.5% convertible notes due 2033 which will become subject to repurchase by JetBlue at the holders’ option on July 15, 2008. To the extent there are remaining net proceeds, JetBlue intends to use them for general corporate purposes.

Concurrently with the offering of the convertible debentures, JetBlue has entered into a share lending agreement with Morgan Stanley Capital Services, Inc. (the “share borrower”), under which it has agreed to loan to the share borrower up to approximately 44.9 million shares of its common stock (the “borrowed shares”). JetBlue has also entered into an underwriting agreement with Morgan Stanley & Co. Incorporated, pursuant to which the share borrower intends to sell approximately 44.9 million shares of JetBlue’s common stock at an offering price of $3.70 per share. The share borrower will use the short position resulting from the sale of the shares of JetBlue’s common stock to facilitate the establishment of hedge positions by investors in the offering of convertible debentures.

JetBlue will not receive any of the proceeds from this sale of common stock but will receive a nominal lending fee from the share borrower under the share lending agreement.

While the borrowed shares will be considered issued and outstanding for corporate law purposes, JetBlue does not expect the borrowed shares offered and sold by the share borrower to be dilutive to its earnings per share calculation because of the requirements for the share borrower to return those shares to JetBlue.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About JetBlue

New York-based JetBlue Airways has created a new airline category based on value, service and style. Known for its award-winning service and free TV as much as its low fares, JetBlue is now pleased to offer customers Lots of Legroom and super-spacious Even More Legroom seats. JetBlue introduced complimentary in-flight e-mail and instant messaging services on aircraft “BetaBlue,” a first among U.S. domestic airlines. JetBlue is also America’s first and only airline to offer its own Customer Bill of Rights, with meaningful and specific compensation for customers inconvenienced by service disruptions within JetBlue’s control. Visit www.jetblue.com/promise for details. JetBlue serves 53 cities with 550 daily flights. With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JETBLUE (1-800-538-2583) or visit www.jetblue.com.

This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2007 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.